JOHN HANCOCK TRUST
AMENDMENT TO SUBADVISORY AGREEMENT
MFC Global Investment Management (U.S.), LLC
AMENDMENT made as of this              of                    2010 to the Subadvisory Agreement dated April 28, 2006 as amended (the “Agreement”), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and MFC Global Investment Management (U.S.), LLC, a Delaware Limited Liability Company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1.	CHANGE IN APPENDIX A

Appendix A of the Agreement relating to compensation of the Subadviser is amended to add the Ultra Short Term Bond Trust.

2.	EFFECTIVE DATE
     This Amendment shall become effective with respect to the Ultra Short Term Bond Trust on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Trust and (ii) execution of the Amendment.
(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC
By:
Bruce R. Speca
Executive Vice President

MFC GLOBAL INVESTMENT MANAGEMENT (U.S.) LLC
By:
Barry H. Evans
President & Chief Investment Officer

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